                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                           Citizens Utilities Company
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

[GRAPHIC OMITTED]                                        Administrative Offices
                                      Three High Ridge Park, Stamford, CT 06905
                                                                 (203) 614-5600





--------------------------------------------------------------------------------

                                                                 March 24, 2000


Dear Fellow Stockholder:


     I am pleased to invite you to attend the 2000 Annual Meeting of the Stockholders of Citizens Utilities Company which will be held at the Hilton Minneapolis Towers, Minneapolis, MN, on Thursday, May 18, 2000 at 10:00 a.m., Central Time.


     At last year's Annual Meeting, almost 85 percent of Citizens' outstanding shares were represented. We hope that the percentage will be even higher at the forthcoming meeting. It is important that your shares be represented whether or not you attend the meeting. In order to insure that you will be represented, we ask that you sign, date, and return the enclosed proxy. If present, you may revoke your proxy and vote in person.


     Attendance at the Annual Meeting will be limited to employees and stockholders as of the record date or their authorized representative. Because of space limitations, admission to the Annual Meeting will be by admission card only. Registered stockholders planning to attend the meeting should complete and return the advance registration form on the back page of this Proxy Statement or you may send us an electronic mail message to citizensproxy@czn.com. An admission card will be mailed to you about two weeks before the meeting. If your shares are held through an intermediary such as a bank or broker, you should request an admission card by writing to Shareholder Services, Citizens Utilities Company, Three High Ridge Park, Stamford, CT 06905. Please include proof of ownership such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding the stock confirming your beneficial ownership.


   We look forward to seeing and meeting with you at the annual meeting.


                                        Cordially,

                                        /s/ Leonard Tow

                                        Leonard Tow
                                        Chairman and Chief Executive Officer



                                                               [GRAPHIC OMITTED]

[GRAPHIC OMITTED]                                        Administrative Offices
                                      Three High Ridge Park, Stamford, CT 06905
                                                                 (203) 614-5600





--------------------------------------------------------------------------------

                                                                 March 24, 2000



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 ------------
To the Stockholders of
CITIZENS UTILITIES COMPANY:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Citizens Utilities Company will be held at the Hilton Minneapolis Towers, Minneapolis, MN, on Thursday, May 18, 2000 at 10:00 a.m., Central Time, for the following purposes:

   1. To elect directors;

   2. To amend Article First of our Restated Certificate of Incorporation to change our name to Citizens Communications Company; and

   3. To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

     The board of directors has fixed the close of business on March 23, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

     A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the meeting, at the offices of Maslon Edleman Borman & Brand, LLP, 2200 Norwest Center, Minneapolis, MN 55402 and at the site of the meeting on the meeting date.


                                        By Order of the Board of Directors



                                        Charles J. Weiss
                                        Secretary

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Utilities Company to be voted at our annual meeting of stockholders. The mailing address of our administrative offices is Three High Ridge Park, P.O. Box 3801, Stamford, Connecticut 06905. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 31, 2000.

     Only holders of record of our common stock, par value $.25 per share, as of the close of business on March 23, 2000, the record date, will be entitled to notice of and to vote at the annual meeting. As of the record date, there were 262,835,411 shares of common stock outstanding, each of which is entitled to one vote at the annual meeting. As of the record date, an additional 113,597 shares of common stock were outstanding and held by us as treasury shares. We have no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will be necessary to constitute a quorum for the transaction of business at the annual meeting.

     Directors will be elected by a plurality vote of the shares of common stock present or represented by proxy at the meeting and entitled to vote at the meeting. Approval of the amendment of the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Abstentions will have the effect of a negative vote with respect to the election of directors and the amendment of the Restated Certificate of Incorporation. Brokers who hold shares in street name for customers do not have discretionary authority to vote on certain items when they have not received instructions from beneficial owners; shares represented by proxies indicating that the broker has not voted the shares on such matters are "broker non-votes". Under applicable Delaware law, a broker non-vote would be counted for purposes of determining a quorum, but would not be counted for purposes of determining the outcome of the vote for any proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers that have not given instructions to such brokers do have the authority to vote on the election of directors and the amendment of the Restated Certificate of Incorporation. Stockholders may not cumulate their votes. Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees and the amendment of the Restated Certificate of Incorporation. Stockholders who execute proxies may revoke them at any time before they are voted.


Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers

     As of February 29, 2000, no person or group of persons, except for Capital Research and Management Company, is known by us to own beneficially more than 5% of our common stock. All information regarding the number of our shares beneficially owned, and regarding voting and investment power with respect thereto, by any person or group that owns beneficially more than 5% of our common stock is based solely on our review of Schedules 13G filed with the Securities and Exchange Commission as of February 29, 2000. According to the
Schedule 13G that Capital Research and Management Company filed with the Securities and Exchange Commission on February 10, 2000, Capital Research and Management Company, with offices at 333 South Hope Street, Los Angeles, CA 90071 beneficially owned 13,355,000 shares of our common stock, representing approximately 5.1% of our outstanding common stock. Capital Research and Management Company holds sole dispositive power over these shares, but it does not have voting power over any of these shares, and it disclaims beneficial ownership of these shares under Rule 13d-4 of the Securities Exchange Act of 1934.

     The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 29, 2000 by each of our directors, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and all of our current directors and all our executive officers as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.



                                                                          Common                  Acquirable        Percentage
                                                                          Stock                     Within          Of Common
Name                                     Position                        Owned(1)                 60 Days(2)         Stock(3)
----------------------------  ------------------------------  -----------------------------  --------------------  -----------
Norman I. Botwinik            Director                                     108,571(4)                 84,274              *
Robert J. DeSantis            CFO and Vice President                       319,274                   282,138              *
Aaron I. Fleischman           Director                                     123,753                    88,068              *
Stanley Harfenist             Director                                     102,024                    88,068(5)           *
Andrew N. Heine               Director                                      88,228                    88,069              *
J. Michael Love               Vice President                               211,269(6)                180,723              *
L. Russell Mitten             Vice President                               212,215                   179,396              *
John L. Schroeder             Director                                      82,203                    75,203(5)           *
David B. Sharkey              Vice President and President,
                              Electric Lightwave, Inc.                      62,378(7)                 60,799              *
Robert D. Siff                Director                                      83,529(8)                 77,346(5)           *
Robert A. Stanger             Director                                      90,607                    88,068              *
Charles H. Symington, Jr.     Director                                      85,679                    79,900              *
Edwin Tornberg                Director                                      26,773                    18,376(5)           *
Claire L. Tow                 Director                                  10,156,957(7,9,10)         3,592,844(11)        3.8%
Leonard Tow                   Chairman and CEO                          10,156,957(7,9,12)         3,592,844(13)        3.8%
All Executive Officers and
Directors as a group
(24 persons)                                                            12,837,536                 5,277,839            4.7%

------------
*    Represents less than 1% of our outstanding common stock.

(1) Pursuant to rules of the Securities and Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 29, 2000 may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Common Stock Owned."

(2) Reflects number of shares that could be purchased by exercise of options as of February 29, 2000 or within 60 days thereafter under our Management Equity Incentive Plan, the Equity Incentive Plan, or the Non-Employee Directors' Deferred Fee Equity Plan, as applicable.

(3) Based on number of shares outstanding at, or acquirable within 60 days of, February 29, 2000.

(4) Includes 11,406 shares of common stock owned by Mr. Botwinik's wife. Mr. Botwinik disclaims beneficial ownership of such shares.

(5) Each of Messrs. Harfenist, Schroeder, Siff and Tornberg has transferred all or a portion of these stock options to family limited partnerships or trusts beneficially owned by him.

(6) Includes 75 shares of common stock owned by Mr. Love's wife. Mr. Love disclaims beneficial ownership of such shares.

(7) Leonard Tow and David Sharkey also own 108,334, and 184,793 shares of Class A Common Stock of Electric Lightwave, Inc., one of our subsidiaries ("ELI"), respectively, representing approximately 1.2%, and 2.0% of the outstanding shares of Class A Common Stock of ELI. Claire Tow also is deemed to beneficially own these shares of Class A Common Stock of ELI held by Leonard Tow but disclaims beneficial ownership of all of the shares owned by Leonard Tow.

(8) Includes 6,183 shares of common stock owned by M.R. Sidebore Limited Partnership beneficially owned by Mr. Siff.

(9) Includes 5,136,156 shares of common stock owned by Lantern Partners LLC, of which Leonard Tow is the sole member. Claire Tow is the wife of Leonard Tow. These shares of common stock are included in the above table for Leonard Tow and Claire Tow as required by the definition of beneficial ownership in Rule

     13d-3 under the Securities Exchange Act of 1934. Therefore each of Leonard Tow and Claire Tow is deemed to have a beneficial interest in these 5,136,156 shares of our common stock. Claire and Leonard Tow have shared voting and investment power with respect to the 5,136,156 shares of our common stock owned by Lantern Partners LLC. Except to the extent of this interest, both Leonard Tow and Claire Tow disclaim beneficial ownership of any of these shares of our common stock.

(10) Includes 18,607 shares of common stock held by Claire Tow as custodian for her minor grandchildren; 1,405,722 shares of common stock owned by her husband, Leonard Tow; and 2,038 shares of common stock held in an individual retirement account for the benefit of her husband, Leonard Tow. Claire Tow disclaims beneficial ownership of all of these shares.

(11) Includes 3,504,776 shares of common stock acquirable by Leonard Tow within 60 days. Claire Tow disclaims beneficial ownership of all of these shares.

(12) Includes 18,607 shares of common stock held by his wife, Claire Tow, as custodian for her minor grandchildren and 88,068 acquirable by Claire Tow within 60 days; and 1,590 shares of common stock held in an individual retirement account for the benefit of his wife, Claire Tow. Leonard Tow disclaims beneficial ownership of all of these shares.

(13) Includes 88,068 shares of common stock acquirable by Claire Tow within 60 days. Leonard Tow disclaims beneficial ownership of all of these shares.


                             ELECTION OF DIRECTORS


     At the meeting, 11 directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. All of the nominees are currently serving as our directors. Directors will be elected by a plurality of the votes of the holders of shares of common stock, present in person or represented by proxy at the meeting and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any of these nominees should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. The information concerning the nominees and their security holdings has been furnished to us by the nominees. Leonard Tow and Claire Tow are husband and wife. There are no other family relationships between any of the nominees.



Norman I. Botwinik     President, Botwinik Brothers, Inc., machine tool           Director Since 1968
                       sales, 1957-1983; Director, Executive Re, Inc.
                       1990-1993; and Director Emeritus, Board of
                       Governors, University of New Haven. Age 83.

Aaron I. Fleischman    Senior Partner of Fleischman and Walsh, L.L.P., a          Director since 1989
                       Washington, DC law firm specializing in regulatory,
                       corporate-securities, legislative and litigation matters
                       for telecommunications, regulated utility and
                       transportation companies, since 1976. Director,
                       Southern Union Company. Age 61.

Stanley Harfenist      President and Chief Executive Officer of Adesso,           Director since 1992
                       Inc., manufacturer of hardware for the Macintosh
                       computer, 1993 through 1999; President, Chief
                       Operating Officer and Director of Players
                       International, Inc., 1985 to 1993; Officer, Sega
                       Enterprises, 1982 to 1984; and Officer,
                       Knickerbocker Toy Company, Inc., 1978 to 1982.
                       Director of ELI. Age 68.

Andrew N. Heine              Private investor; Of Counsel, Gordon Altman            Director since 1975
                             Butowsky Weitzen Shalov & Wein, September 1995
                             to December 1999; practicing attorney/investor,
                             1989 to present; Of Counsel, Curtis Mallet-Prevost,
                             Colt & Mosle, October 1987 to 1989; Director, FPA
                             Group. Age 71.

John L. Schroeder            Director, Morgan Stanley Dean Witter Funds, 1994       Director since 1980
                             to present; Executive Vice President and Chief
                             Investment Officer, The Home Insurance Company,
                             1991 to 1995; Chairman of the Board and Chief
                             Investment Officer, Axe-Houghton Management,
                             Inc., and Axe-Houghton Funds, 1983 to 1990;
                             Chartered Financial Analyst. Age 69.

Robert D. Siff               Consultant, Regional Banks, 1987 to 1999; Director,    Director since 1989
                             Century Communications Corp. 1987 to 1997.
                             Age 75.

Robert A. Stanger            Chairman, Robert A. Stanger & Company,                 Director since 1992
                             investment banking and consulting services, 1978 to
                             present; Publisher, The Stanger Report; Director,
                             Callon Petroleum Company, Inc., exploration and
                             production of oil and natural gas; Director, ELI.
                             Age 60.

Charles H. Symington, Jr.    Director, NASDAQ Stock Market Education                Director since 1995
                             Foundation 1994 to present; until 1997, Director,
                             S.G. Warburg & Co., Inc., an investment bank and
                             Director, Camping World, Inc.; until 1998, Director
                             INA Life Insurance Company (a subsidiary of
                             Cigna); and until May 1999, Director, 3i
                             Corporation, an investment company. Age 69.

Edwin Tornberg               President and Director, Edwin Tornberg & Company,      Director since 1992
                             brokers, management consultants and appraisers
                             serving the communications industry, 1957 to
                             present. President and Director, Radio 780, Inc.
                             (Washington, DC), 1977 to present. Vice President
                             and Director, Radio One Five Hundred, Inc.
                             (Indianapolis, IN.), 1959 to present. Chairman and
                             Director, New World Radio Inc. (Washington, DC),
                             1992 to present. Chairman, Treasurer and Director,
                             Global Radio, LLC. (Philadelphia, PA), 1997 to
                             present, Chairman and Director, Nations Radio LLC
                             (Annapolis, MD) since 1999. Age 74.

Claire L. Tow                Until October 1999 Senior Vice President since         Director since 1993
                             1992 and Vice President and Director since 1988 of
                             Century Communications Corp., a cable television
                             company. Age 69.

Leonard Tow    Chairman and Chief Executive Officer, Citizens          Director since 1989
               Utilities Company, 1990 to present; Chief Financial
               Officer, 1991 to 1997. Chief Executive Officer and
               Director of Century Communications Corp., a cable
               television company, since its organization in 1973 to
               October 1999, and Chairman of the Board 1989 to
               October of 1999 and Chief Financial Officer, 1973
               to 1996; Chairman of the Board, ELI. Director,
               Hungarian Telephone and Cable Corp. Director,
               United States Telephone Association. Age 71.

Our board of directors recommends that you vote "for" the election of all nominees for director.


     The board of directors held 11 meetings in 1999. Each director attended at least 75% of the aggregate of these meetings and the total number of meetings held by all committees of the board on which he or she served as described below under "Committees of the Board."


Committees of the Board


     The board has standing Executive, Audit, Compensation, Management Oversight, Nominating and Retirement Plan Committees.


     Executive Committee. Our Executive Committee is composed of Dr. Tow as Chairman and Messrs. Harfenist, Fleischman and Stanger. The committee did not meet in 1999. During intervals between meetings of the board, the Executive Committee has the power and authority of the board over the management of our business affairs and property, except for powers specifically reserved by Delaware law or by our Restated Certificate of Incorporation.


     Audit Committee. Our Audit Committee is composed of Mr. Heine as Chairman and Messrs. Schroeder, Siff, Stanger and Symington. The committee met four times in 1999. The committee's functions are to review the arrangements for and scope of the independent accountants' audit, as well as to review the adequacy of the system of internal accounting controls and recommend improvements. The committee discusses and reviews, with management and the independent accountants, our draft annual report on Form 10-K and other major accounting, reporting and audit matters. The committee also has oversight over our Internal Audit Department.


     Compensation Committee. The Compensation Committee is composed of Mr. Stanger as Chairman and Messrs. Botwinik, Harfenist, Symington and Tornberg. The committee met six times in 1999. The Committee reviews our general compensation strategies, acts as the Committee for Citizens Incentive Plan, the Management Equity Incentive Plan, the Equity Incentive Plan, the Employee Stock Purchase Plan and the Non-Employee Directors Deferred Fee Equity Plan and establishes and reviews compensation for our Chief Executive Officer and other executive officers.


     Management Oversight Committee. The Management Oversight Committee is chaired by Mrs. Tow and Messrs. Harfenist and Siff are its other members. Its function is to foster a high level of cooperation and exchange among members of the management team. The committee held its first meeting in early 2000.


     Nominating Committee. The Nominating Committee is chaired by Mr. Harfenist, and Messrs. Botwinik and Fleischman are its other members. In 1999, the committee did not meet. The committee's function is to recommend candidates for election to the board of directors. The Nominating Committee will entertain written suggestions for nominees from stockholders so long as they are addressed to Mr. Harfenist at our address, on or before the date specified under "Stockholder Proposals" and include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the Securities and Exchange Commission concerning the suggested nominee and his or her direct or indirect securities holdings, or other interests, in us.

     Retirement Plan Committee. The Retirement Plan Committee is composed of Mr. Schroeder as Chairman and Mrs. Tow and Messrs. Botwinik, Symington and Tornberg. The committee oversees our retirement plans. The committee met three times in 1999.


                            DIRECTORS' COMPENSATION


     Each non-employee director is entitled to a $30,000 annual retainer and fee of $2,000 plus reasonable expenses for each board meeting attended in person and $1,000 for each board meeting attended by telephone. Committee chairs of the Audit and Compensation Committees are paid a fee of $4,000, chairs of the other committees a fee of $2,000, and committee members $1,000 for each meeting attended. All of these fees are payable in cash and are eligible for deferral until termination of service. Prior to 2000, directors fees were also payable, at the election of the directors, and in whole or in part, in stock options or stock plan units acquired under the Non-Employee Directors' Deferred Fee Equity Plan. Beginning in 2000, a director may elect to have either 50% or 100% of his compensation payable in shares of our common stock or stock units. If a director elects compensation payable in shares of our common stock, those shares will be purchased at the average of the high and low prices on the first trading date of the year in which they are earned, subject to adjustment. If a director elects payment of his compensation in stock units, those units will be purchased at 85% of the average of the high and low prices on the first trading day of the year in which they are earned, subject to adjustment. These stock units which are payable either in cash or in shares of our common stock as per the director's irrevocable election will be held by us until the earlier of the director's retirement or death at which time they will be paid to the director in accordance with his or her election. Directors will continue to receive an annual stock option award under the Non-Employee Directors' Deferred Fee Equity Plan which is currently fixed at 5,000 shares.

     Until May 31, 1999, directors who had completed five years of service became participants in the Directors' Retirement Plan. At termination of service, a participant received benefits for a term of years following the termination of directorship equal to the sum of 50% of average compensation as a director for the three most highly compensated years plus 2.5% of such average compensation for each year of service in excess of ten years, but not in excess of twenty years. Generally, the annual benefit was payable over a period of years equal to a participant's years of service or was paid in a discounted lump sum at the participant's election. Effective May 31, 1999, the Directors' Retirement Plan was terminated and each of our incumbent non-employee directors was awarded a number of stock units based on the present value of his or her expected monthly retirement benefit divided by the average of the high and low sales prices of our common stock on the New York Stock Exchange on May 31, 1999. These stock units are non-transferable and non-convertible before a director's retirement, death or termination as a director. On the retirement date, a director's stock units are convertible into either (a) if the director made no election prior to July 15, 1999, cash based on the fair market value of our common stock on the retirement date, (b) if the director elected prior to July 15, 1999 to receive an annuity, an annuity payable over 5 years in 5 equal installments plus applicable interest or (c) if the director elected before July 15, 1999 to receive shares of common stock, shares of our common stock on the basis of one share of common stock for each unit.

     At this time, Messrs. Stanger and Harfenist are non-employee directors of both us and ELI. Directors who are also our employees or employees of ELI are not entitled to receive compensation for services rendered as directors. Each director of ELI who is not our employee or an employee of ELI is entitled to receive an annual retainer of $30,000, an additional $1,000 plus reasonable expenses for attending each meeting of the ELI board of directors, or committee meeting and $2,000 for each meeting for which that director serves as chairman. All of these fees are payable in shares of Class A Common Stock of ELI, cash or stock units representing Class A Common Stock of ELI similar to those stock units representing our common stock for our directors' compensation described above. Each director of ELI who is not our employee or an employee of ELI will also receive an annual grant of options for 7,500 shares of Class A Common Stock of ELI, exercisable at an exercise price per share equal to the market price of the Class A Common Stock on the first trading day of each year.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee of the board of directors is composed of five independent directors who are responsible for setting and administering compensation, including base salaries, annual incentives and stock-based awards paid or awarded to our executive officers. The Compensation Committee oversees and approves incentive plan design, costs and administration. This report discusses the Compensation Committee's activities as well as its development and implementation of policies regarding compensation paid to our executive officers for 1999.


                      COMPENSATION OF THE EXECUTIVE GROUP


     This section discusses our 1999 strategy for our compensation program. The compensation of our Chief Executive Officer is discussed separately in this report.


                             COMPENSATION STRATEGY


     The compensation committee's executive compensation policy has the following objectives:

   o To align the interests of our executives and other key employees with those of our customers, shareholders, employees and our strategic objectives.

   o To link compensation of executives to our performance.

   o To competitively compensate executives by matching the diverse businesses we operate in with a diverse portfolio of compensation and benefits so that we can attract, motivate and retain executives of outstanding ability.

   o To target base salaries at about the 50th percentile and total annual cash incentive between the 50th and 75th percentile for each executive as compared to his or her industry-specific peers.

   o To offer significant levels of at-risk compensation in the form of stock options and/or restricted and performance share grants so that the long-term rewards available to our executive officers will have a direct correlation to shareholder value.


Base Salary


     The compensation committee reviews recommendations and sets the salary levels of executive officers in the spring of each year. This review is based on the duties and responsibilities which we expect each executive to discharge during the current year and upon the executive's performance during the previous year. We perform external market comparisons, relative to industry-specific peers, based on individual job responsibility.


Annual Cash Incentives


     To retain and incent employees, the Citizens Incentive Plan offers a competitive mix of total cash compensation relative to comparable industry norms. Under the Citizens Incentive Plan, target incentives are assigned for each salary grade based on a continuous analysis of incentive pay practices in the various industries in which we operate. The Citizens Incentive Plan criteria are financial performance and individual performance, each of which is assigned a relative weight. For 1999, the Public Services Sector had one additional measure which was safety. Goals are established no later than the first quarter of the year for the full year. The plan criteria may be revised each year to reflect changes in our business strategy.


     The Citizens Incentive Plan has a voluntary deferral option for employees deemed to be highly compensated under Department of Labor guidelines. These employees can elect to defer all or part of their cash incentives each year into an interest-bearing account.


1998 Annual Cash Incentive Awarded in 1999


     The annual at-risk incentives approved by the compensation committee in March 1999 were based on 1998 performance. We achieved our financial goals and overall the incentive pools were funded at 102.5% of the total target pool. 1,516 employees received Citizens Incentive Plan awards, representing 99% of the employees eligible to receive an award.

1999 Annual Cash Incentive Awards - Other Cash Incentives

     The compensation committee will consider awards for 1999 performance in the spring of 2000.

     For 2000 performance, the sole criterion for awards under the Citizens Incentive Plan criteria will be financial performance. The financial measures that will be used to determine payout are revenue and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).

     In May of 1999, we announced our intention to divest of our public services operations instead of separating into two companies. In August of 1999, the Board of Directors approved the divestiture. As a result, an officer's cash retention incentive designed originally to secure commitment through separation was modified to secure commitment through the end of 1999. We awarded these retention incentive bonuses on January 15, 2000.


Common Stock Long-Term Incentives

     The purpose of the Equity Incentive Plan is to provide common stock-related compensation to ensure that we can effectively attract, motivate and retain executives and employees in our business sectors. Stock options awarded in 1999 were granted in accordance with the Equity Incentive Plan. All stock options awarded are non-qualified, awarded at fair market value, and vest over a period of three years.

     Within the Equity Incentive Plan, there are two separate award programs, the Management Stock Option Plan and the Outstanding Citizen Award. The Management Stock Option Plan is designed to grant stock options to executives and other key management employees for individual contributions toward achievement of goals. Target awards are based on salary grade and are designed to compensate our employees within the range of 50% to 150% of the long-term incentive compensation of companies in comparable industries based on individual performance.

     The Outstanding Citizen Award is designed to recognize and reward key employees below the management level who are considered to have high potential and who have made significant contributions. The target award is 1,500 stock options and recommendations are designed to be within the range of 750 to 2,500 options. Recommendations are at the discretion of the employee's manager.

     In April 1999, the compensation committee granted stock option awards to 206 executives/managers under the Management Stock Option Plan. 583 employees received stock option awards under the Outstanding Citizen Award, representing 14.1% of the eligible employees.

     The compensation committee amended the terms of the performance shares that were granted to certain executive officers on October 19, 1998 in connection with our previously announced separation plans to reflect the change in our business strategy from separation to divestiture. These performance shares have vested because we have achieved the EBITDA goal for the 15-month period from October 1, 1998 through December 31, 1999.

     The compensation committee will consider Equity Incentive Plan awards for 1999 performance in the spring of 2000.


Other

     The compensation committee approves terms of employment offers to new executive and other officers.


                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER


     The employment agreement dated July, 1996 between Dr. Tow and us establishes the base annual salary of $900,000 and other items included in the "Other Annual Compensation" and "All Other Compensation" columns in the Summary Compensation Table or referred to under the caption "Employment Agreement."

     In 1999, in lieu of an Annual Cash Incentive for 1998 performance, the Compensation Committee agreed to award Dr. Tow 225,000 shares of our common stock which will be awarded on January 1 of the year after his retirement. Dr. Tow was also awarded 350,000 stock options on March 29, 1999.

     The Compensation Committee will consider the Annual Cash Incentive and Equity Incentive Plan for 1999 performance in the spring of 2000.

     In reviewing Dr. Tow's incentive compensation for 1999, the compensation committee also will consider the implementation of our long-term objectives as established by the board of directors. Principal among these is the mandate to expand and enlarge the scope and size of our communications activities through acquisitions, viewed by the board as vital to our success. The employment agreement referred to in this section is summarized in a later section of the proxy statement under the heading "Employment Agreement".


Compliance with Internal Revenue Code Section 162(m)

     The compensation committee has been advised that the compensation paid to the named executive officers in 1999, including the Chief Executive Officer, met the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer or any of the four other most highly compensated executive officers. Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. The compensation committee has been advised that Section 162(m) does not apply to stock options outstanding as of December 31, 1999. The Company currently structures grants under stock-based programs in a manner that provides for an exemption from Section 162(m). Outstanding awards made under the Citizens Incentive Plan which, in conjunction with other outstanding compensation paid in 1999, could have caused the Section 162(m) limitation to be exceeded have been structured so they should be exempt from
Section 162(m) by reason of the deferral of payment until after the retirement of the covered executive officer. Awards made under the Citizens Incentive Plan to Dr. Tow, in conjunction with other compensation expected to be payable in 2000, may cause the Section 162(m) limitation to be exceeded for that year. If the Chief Executive Officer's employment terminates prior to the end of the term of employment, payments required to be made to him are expected to exceed $1 million but, depending on the year of payment and depending on deferral arrangements, may not be subject to the limitation on tax deductibility. The compensation committee recognizes that, in certain instances, it may be in our best interests to provide compensation that is not deductible.


                                                       Robert Stanger, Chairman
                                                             Norman I. Botwinik
                                                              Stanley Harfenist
                                                      Charles H. Symington, Jr.
                                                                 Edwin Tornberg


                             EMPLOYMENT AGREEMENT


     In 1996 we and Dr. Tow entered into a new employment agreement which replaced the then effective 1990 employment agreement. The following constitutes a summary of certain of the provisions of the 1996 agreement. The 1996 agreement provides for Dr. Tow's service as our Chairman and Chief Executive Officer for the term of employment, January 1, 1997 through the end of 2000, and as a consultant for an additional five-year advisory period. Dr. Tow has agreed to accept an annual base salary of $900,000 for the term, which is substantially reduced from his 1996 base salary under the 1990 employment agreement, and to accept more of his remuneration in risk-based compensation. After the term he will receive compensation for advisory services at one-half of his former base salary. If employment terminates for any reason, except for termination by us for good cause or voluntary resignation by Dr. Tow, he will receive a commuted lump sum equivalent to 150% of his base salary for the remainder of the term and 100% of cash compensation during the advisory period, as well as the annual bonuses and benefit plan contributions for the remainder of the term, and all then existing benefits including share-based compensation. If Dr. Tow terminates employment because of a breach of the 1996 agreement by us, he will receive $1 million. Dr. Tow is eligible to participate in all employee benefit and compensation plans.

     The 1996 agreement included a performance share grant of 500,000 shares of common stock which shares are restricted. Restrictions on transfer will lapse at the end of the term, or upon death, earlier termination of employment or certain corporate events. If employment ends at the end of 2000, or through resignation by Dr. Tow or termination by us for good cause, and there has been no increase in EBIDTA, as defined in the 1996 agreement, for the year of termination compared to 1996, the performance shares will be canceled, or, if the increase in EBIDTA for the year of termination compared to that for 1996 is less than the performance goals, the shares will be reduced under a formula. In the event that Dr. Tow's entitlements are deemed to constitute excess parachute payments for tax purposes, we will pay any taxes resulting to him. His employee and retirement benefits are nonforfeitable except in certain circumstances which are materially detrimental to us. In lieu of supplemental pension and retirement benefits designed to reflect the extension of the period during which Dr. Tow will render services, the 1996 agreement provides for life insurance coverage of $7,500,000, or equivalent, provided through a program of split-dollar arrangements payable to his estate or family or a trust for their benefit, in addition to that provided under the 1990 employment agreement. In addition, a $3,000,000 first-to-die split-dollar policy required by the 1990 employment agreement was converted to a $6,000,000 second-to-die policy which will permit us to recover our costs. All of the insurance arrangements purchased by us have been structured so that all of our costs, including the time value of funds, in providing such benefits should be recovered from insurance proceeds. Dr. Tow and his wife during their lifetimes will continue to participate in our health and other benefit plans, and, after his retirement from full-time employment, we will provide offices and support staff.

     If a threatened or actual change of control, as defined in the 1996 agreement, occurs, which includes, among other events, the acquisition by a person or group of 9% or more of our voting securities and certain changes in the board of directors, Dr. Tow will thereafter have the option exercisable by notice to us to acquire up to 6,000,000 shares of common stock at a price per share equal to the fair market value of the stock on the date notice is given. All shares covered by the 1996 Agreement will be adjusted to reflect the occurrence after June 27, 1996 of stock dividends, stock splits, or new issuances to holders of common stock of options, warrants, rights to acquire additional shares, or similar events.


                        EXECUTIVE RETIREMENT AGREEMENT

     In connection with Dr. Ferguson's retirement as our President and Chief Operating Officer and as Vice Chairman and Chief Executive Officer of ELI, we and ELI entered into an executive retirement agreement dated as of October 12, 1999 with Dr. Ferguson. Under the terms of this executive retirement agreement, Dr. Ferguson remained our employee through December 31, 1999. We have agreed to retain Dr. Ferguson as a consultant and to pay him $185,000 annually for each of the years 2000, 2001, 2002 and 2003. Under the terms of his retirement agreement, all of the stock options granted to Dr. Ferguson vested on October 12, 1999, and all of the restrictions on the restricted stock granted to Dr. Ferguson under our Equity Incentive Plan lapsed on October 12, 1999. All performance goals prerequisite to the lapse of such restrictions (other than the performance goals relating to any grants of restricted performance shares to be granted for calendar year 1999 performance) are deemed to have been met.

     For the purposes of Dr. Ferguson's Split Dollar Death Benefit, December 31, 1999 will be deemed to be Dr. Ferguson's normal retirement date. Dr. Ferguson's death benefit is deemed to be $4,000,000, and he has elected to receive this amount in equal quarterly installments of $66,666 over a 15-year period with payments to begin on December 3, 2003 (Dr. Ferguson's 65th birthday). In the event that Dr. Ferguson dies before all of these payments are made, the remaining payments must be paid to his wife and if Dr. Ferguson's wife also dies before all of the payments are made, the remaining balance will be paid in one lump sum to Dr. Ferguson's estate.

     On April 1, 2000, Dr. Ferguson is entitled to receive approximately $160,000 plus accrued interest from June 30, 1999 in satisfaction of our matching obligation under our Executive Deferred Savings Plan. On January 2, 2000, we paid Dr. Ferguson $351,086 to satisfy our obligations to him under our Pension Plan. Dr. Ferguson is also entitled to be paid the full amount of his credited balance of approximately $3 million in our Citizens Incentive Plan.

     In fulfillment of certain retention commitments for key employees made in connection with the divestiture of our public services businesses, Dr. Ferguson was paid $225,000.

     From January 1, 2000 until the earlier of Dr. Ferguson's death or his reaching the age of 65, we will provide Dr. Ferguson with medical benefits equivalent to those we provide to our officers under our then existing medical insurance plan. Once Dr. Ferguson dies or reaches age 65, Dr. Ferguson's wife will be entitled to participate (at her sole cost and expense) in our medical insurance plan until she reaches age 65 or sooner dies.

                          SUMMARY COMPENSATION TABLE


     The following table sets forth, for services rendered to us and our subsidiaries for each of the fiscal years ended December 31, 1999, 1998 and 1997, the compensation awarded to, earned by or paid to (i) our Chief Executive Officer; (ii) the four other most highly compensated executive officers for 1999 who were serving as our executive officers on December 31, 1999; and (iii) two other individuals who would have been included in (ii) above but for the fact that they were no longer serving as our executive officers on December 31, 1999.



                                               Annual Compensation
                            ----------------------------------------------------------
                                                                            Other
                                                                           Annual
     Name and Position       Year      Salary          Bonus(1)         Compensation
--------------------------  ------  -----------  -------------------  ----------------
L. Tow ...................  1999     $900,000        $       --         $         0
 C.E.O. and                 1998      900,000                 0                   0
 Chairman                   1997      900,000                 0             140,837(8)

D.A. Ferguson(11) ........  1999     $479,765        $       --         $         0
 Former C.O.O.              1998      439,583           550,000                   0
 And President              1997      414,585                 0              11,683

D.B. Sharkey(12) .........  1999     $259,375        $  203,438(13)     $         0
 Vice President             1998      229,167           150,000(13)               0
 And President,             1997      183,333           100,000(13)               0
 Electric Lightwave,
 Inc.

J. Michael Love ..........  1999     $211,250        $       --         $         0
 Vice President-            1998      193,750           118,000                   0
 President of               1997      183,958            50,000                   0
 Public Services
 Sector

R.J. DeSantis ............  1999     $205,250        $       --         $         0
 Chief Financial            1998      195,833            97,800                   0
 Officer, Vice              1997      167,083            33,000                   0
 President and
 Treasurer

L. Russell Mitten ........  1999     $200,100        $       --         $         0
 Vice President             1998      191,750            97,700                   0
 and General                1997      184,200            27,000                   0
 Counsel

O. Lee Jobe ..............  1999     $169,455        $       --         $         0
 Former Vice                1998      269,765           160,000                   0
 President-                 1997      162,930            55,000                   0
 Communications
 Sector

                                    Long-term Compensation
                            --------------------------------------
                                             Awards       Payouts
                                          ------------  ----------
                                           Securities
                                           Underlying    Long-term
                             Restricted     Options/     Incentive
                                Stock         SARs         Plan                 All Other
     Name and Position         Awards        (#)(2)       Payouts              Compensation
--------------------------  ------------  ------------  ----------  ---------------------------------
L. Tow ...................    $     (3)      350,000        $0             $       162,631(4)(5)
 C.E.O. and                         (3)           --         0                     333,377(6)(7)
 Chairman                           (9)      208,127         0                      27,000(10)

D.A. Ferguson(11) ........    $     (3)      225,000        $0             $     2,844,478(4)(9)(11)
 Former C.O.O.                      (3)           --         0                      91,250(6)
 And President                      (9)      140,486         0                      85,879(10)

D.B. Sharkey(12) .........    $     (3)           --        $0             $        32,295(4)
 Vice President                     (3)           --         0                      33,759(6)
 And President,                     (9)       41,625         0                      30,036(10)
 Electric Lightwave,
 Inc.

J. Michael Love ..........    $     (3)       57,200        $0             $        61,969(4)
 Vice President-                    (3)       46,019         0                      54,976(6)
 President of                                 36,421         0                      52,231(10)
 Public Services
 Sector

R.J. DeSantis ............    $     (3)       55,300        $0             $        23,287(4)
 Chief Financial                    (3)       40,906         0                      59,491(6)
 Officer, Vice                                41,625         0                      56,212(10)
 President and
 Treasurer

L. Russell Mitten ........    $     (3)       44,800        $0             $         9,037(4)
 Vice President                     (3)       35,792         0                      66,043(6)
 and General                                  31,218         0                      62,716(10)
 Counsel

O. Lee Jobe ..............    $     (3)      140,400        $0             $         7,134(4)
 Former Vice                       (14)       51,133         0                      60,892(6)
 President-                                   46,019         0                      39,706(15)
 Communications
 Sector

------------
(1) All amounts in the column, unless otherwise indicated, were paid under the Citizens Incentive Plan for 1998 and 1997. Amounts granted are for performance for the stated Salary Year, but are determined and awarded in the subsequent year. Awards for 1999 will be considered by the Compensation Committee in the spring of 2000.


(2) Number of shares underlying options adjusted to reflect subsequent stock dividends. All awards shown are options; we have not awarded any SARs.


(3) On October 19, 1998, Drs. Tow and Ferguson were granted 141,655 and 70,828 performance shares, respectively, and Messrs. Love, DeSantis, Mitten and Jobe were granted 31,535, 31,535, 30,729 and 43,323 performance shares, respectively. As of December 31, 1999, the total number of restricted or performance shares held by each of Drs. Tow and Messrs. Love, DeSantis and Mitten were 701,629, 31,535, 31,535 and

    30,729, respectively, with a market value as of December 31, 1999 of $9,954,361, $447,403, $447,403 and $435,968, respectively. Performance shares granted on October 19, 1998 have vested because we have achieved the EBITDA goal for the period of October 1, 1998 through December 31, 1999. The goal consisted of EBITDA targets for the Communications and Public Services sectors and did not include ELI. The performance goals with respect to the 70,828 performance shares granted to Dr. Ferguson are deemed to have been met under the terms of his retirement agreement. The market value on December 31, 1999 of the performance shares granted to Dr. Ferguson was $1,004,872. See footnote 11 to the Summary Compensation Table. Performance shares granted to Dr. Tow on July 11, 1996 will vest on January 1, 2001 if a specified EBITDA goal is attained. Recipients of performance shares have the right to vote and receive dividends, if paid, on such shares.


(4) Represents our matching contribution to each named executive officer's 401(k) plan ($4,800 for each named executive officer, except for Mr. Love whose matching contribution was $2,309.39) and for Dr. Tow, Dr. Ferguson and Mr. DeSantis also represents the matching contribution to our executive Deferred Savings Plan of $22,200, $5,958 and $250, respectively. Additionally, $148,414, $27,495, $59,660, $18,487, $4,237 and $2,334,
    represent the 1999 economic benefit of split dollar life insurance for Dr. Ferguson and Messrs. Sharkey, Love, DeSantis, Mitten and Jobe, respectively. There was no economic benefit of split-dollar life insurance for Dr. Tow in 1999. We used the premium ratio method to calculate the economic benefit of split dollar life insurance for 1999. We calculated the economic benefit of split dollar life insurance for 1998 and 1997 that is set forth in footnotes
    (6) and (10) to the Summary Compensation Table using the adjusted prorated unit credit method.


(5) $135,631 of this amount represents the pretax cost to us under Dr. Tow's employment agreement of the term portion of split-dollar insurance arrangements. See footnote 7 to the Summary Compensation Table and "Employment Agreement."


(6) Represents our matching contribution to each named executive officer's 401(k) and also represents the matching contribution to our executive Deferred Savings Plan of $22,500, $5,958 and $250 for Dr. Tow, Dr. Ferguson and Mr. DeSantis, respectively. Additionally, $80,292, $28,759. $52,663, $54,241, $61,249 and $55,892, respectively, represent the 1998 economic benefit of split-dollar life insurance for Dr. Ferguson and Messrs. Sharkey, Love, DeSantis, Mitten and Jobe. There was no economic benefit of split-dollar life insurance for Dr. Tow in 1998.


(7) $305,877 of this amount represents the pretax cost to us under Dr. Tow's employment agreements of the term portion of split-dollar insurance arrangements for the three year period commencing with 1995. The split-dollar insurance arrangements are required under the Memorandum of Understanding entered into on June 21, 1996 that led to the settlement of certain stockholder litigation as a substitution for supplemental retirement benefits which resulted in a reversal of accruals as previously reported. The insurance arrangements purchased by us have been structured so that all of our costs, including the time value of funds, in providing such benefits should be recovered from insurance proceeds. See "Employment Agreement."


(8) $50,000 of the amount shown in this column for 1997 represents payment for expenses pursuant to Dr. Tow's employment agreement; $90,837 for 1997 represents reimbursement pursuant to his employment agreement of legal and accounting fees incurred by Dr. Tow in 1994-1996.


(9) In connection with the ELI IPO, on November 24, 1997 each of Drs. Tow and Ferguson and Mr. Sharkey was granted 125,000 restricted performance shares of Class A Common Stock of ELI. As of December 31, 1999, the total number of performance shares of Common Stock of ELI granted to each of Drs. Tow and Ferguson and Mr. Sharkey was 125,000, with a market value as of December 31, 1999 of $2,343,750. Two-thirds of the shares granted to Mr. Sharkey have vested and the remaining one-third will vest on the later of November 24, 2000 or the achievement of a specified twelve-month revenue goal. The restrictions on Dr. Tow's 125,000 shares will lapse only if ELI attains revenues of at least $170 million for the thirteen months ended June 30, 2001 or for any thirteen month period thereafter until January 2005. The restrictions on all of Dr. Ferguson's shares have lapsed and the performance criteria were deemed to have been met on January 1, 2000 under the terms of Dr. Ferguson's retirement agreement. Recipients of restricted shares have the right to vote and to receive dividends, if paid, on such shares.

(10) Represents our matching contribution to each named executive officer's 401(k) plan and in the instance of Dr. Tow and Dr. Ferguson also represents the matching contribution to our executive Deferred Savings Plan of $22,250 and $4,958, respectively. Additionally, $76,179, $27,286, $47,480, $51,462 and $58,111, respectively, represent the 1997 economic benefit of split-dollar life insurance for Dr. Ferguson, Mr. Sharkey, Mr. Love, Mr. DeSantis and Mr. Mitten. There was no economic benefit of split-dollar life insurance for Dr. Tow in 1997.

(11) In connection with his early retirement, effective October 11, 1999 Dr. Ferguson resigned as our President and Chief Operating Officer. Dr. Ferguson remained an employee through December 31, 1999. As part of his retirement package, on January 2, 2000 Dr. Ferguson received $2,759,513 in additional compensation, which amount was reduced by applicable withholding taxes. By the terms of his retirement agreement, all of the options granted to Dr. Ferguson have vested and are exercisable for the same exercise period that was applicable at the time of the awards or grants of these options. All restrictions on restricted stock granted to Dr. Ferguson under the Citizens Equity Incentive Plan lapsed on October 12, 1999. All performance goals prerequisite to the lapse of all such restrictions are deemed to have been met. All restrictions on stock granted under the Citizens Equity Incentive Plan lapsed on January 1, 2000.

(12) The full amount of Mr. Sharkey's compensation is attributable to services rendered to ELI and is paid by or charged to ELI.

(13) Reflects amount paid by ELI in 1998 for 1997 performance, paid in 1999 for 1998 performance and paid in 2000 for 1999 performance.

(14) Mr. Jobe was granted restricted shares of common stock on June 30, 1997. As of December 31, 1998, the number of restricted shares held by Mr. Jobe pursuant to such grant was 12,612 shares, with a market value as of December 31, 1998 of $100,896. The first half of these shares vested on June 30, 1999. The remainder of such shares were cancelled upon termination of Mr. Jobe's employment. Mr. Jobe had the right to vote and to receive dividends, if paid, on such shares. For the aggregate market value of restricted and performance shares held by Mr. Jobe as of December 31, 1999, see footnote 3 to the Summary Compensation Table. Mr. Jobe resigned as of July 3, 1999.

(15) Represents moving expenses paid to Mr. Jobe in 1997.


                              1999 OPTION GRANTS


     The following table sets forth certain information concerning all options to purchase our common stock granted to named executive officers in 1999. No stock appreciation rights were granted in 1999. Option totals are as of the grant date.



                                                         % of Total
                               Number of Securities     Options/SARs      Exercise
                                    Underlying           Granted to       or Base                     Grant Date
                                   Options/SARs         Employees in       Price       Expiration      Present
            Name                   Granted(#)(1)         Fiscal Year     ($/Sh)(2)        Date        Value $(3)
---------------------------   ----------------------   --------------   -----------   ------------   -----------
L. Tow ....................           350,000              8.45%            7.72         3/28/09       1,064,000
D. Ferguson ...............           225,000              5.44%            7.72         3/28/09         684,000
J. Michael Love ...........            57,200              1.38%            7.72         3/28/09         173,888
O. Lee Jobe ...............           140,400              3.39%            7.72         3/28/09         426,816
R.J. DeSantis .............            55,300              1.34%            7.72         3/28/09         168,112
L. Russell Mitten .........            44,800              1.08%            7.72         3/28/09         136,192

------------
(1) All options become exercisable at the rate of 33.3% per year on March 29 of 2000, 2001 and 2002.

(2) These options were granted on March 29, 1999 and the exercise price is $7.72.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized, if any, by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The pricing model assumes a dividend yield of 0.00%, a riskless rate of return of 5.275%, a six-year term to exercise and volatility of 0.287059.


                 AGGREGATED 1999 OPTION EXERCISES AND VALUE OF
                   OUTSTANDING OPTIONS AT DECEMBER 31, 1999

     The following table sets forth certain information concerning options exercised by the named executive officers during 1999 and the number and value of options held by them at December 31, 1999. There were no outstanding stock appreciation rights at December 31, 1999.



                                                                                               Value of Unexercised
                                                               Number of Unexercised               In-the-money
                                                                  Options/SARs at                 Options/SARs at
                                                                 Fiscal Year-End(#)             Fiscal Year-End ($)
                                                           ------------------------------  -----------------------------
                              Shares Acquired
                              On Exercise(#)      Value
            Name               Common Stock     Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
---------------------------  ----------------  ----------  -------------  ---------------  -------------  --------------
L. Tow ....................            0        $     0      3,388,110        463,308       10,685,139      2,816,255
D.A. Ferguson .............            0              0        909,312              0        4,191,395              0
D.B. Sharkey ..............        7,000         20,797         60,799         17,579          233,395         92,015
J. Michael Love ...........       24,277         76,691        145,959        108,118          400,015        589,350
R. DeSantis ...............            0              0        250,072        105,642        1,410,092        646,175
L. Russell Mitten .........            0              0        152,534         86,008          481,610        468,185
O. Lee Jobe ...............       35,959         82,351              0              0                0              0

     All numbers are as of December 31, 1999 and reflect adjustment for stock splits and stock dividends paid subsequent to the date of grant. The closing price of the common stock on the NYSE on December 31, 1999 was $14.1875 per share. Dollar amounts shown under all columns other than "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of our stock on the date of exercise. Under the terms of his retirement agreement, all of Dr. Ferguson's options are vested and exercisable as of October 12, 1999.


                    CITIZENS UTILITIES COMPANY PENSION PLAN

     We have a noncontributory qualified retirement plan covering substantially all employees that provides benefits based on formulas related to base salary and years of service. Benefits shown are not subject to reduction for Social Security payments. The following table illustrates the estimated annual plan pension benefits (ten year certain for those who became participants prior to 1976) available to all covered employees (other than Kauai Electric Division employees, Louisiana Gas Division employees and certain telecommunications bargaining unit employees covered by separate benefit formulas) upon a participant's retirement at age 65 with a spouse age 62 or older. The table also assumes a preretirement death election of 100% joint and survivorship benefits. The remuneration classifications are based on the highest five-year average annual salary and the years of service represent years of credited service. Under federal tax law, remuneration above a specified annual limit may not be credited in the computation of retirement benefits under qualified plans. For 1999, this limit was $160,000. For this reason remuneration above $160,000 has not been included in the table below.


                              Pension Plan Table

    Remuneration
   (in thousands)                    Years of Service
-------------------   ----------------------------------------------
                         5       10      15      20      25      30
                         -       --      --      --      --      --
  $160 ............    $12      $25     $37     $49     $62     $74


     The number of full years of credited service for individuals participating in the plan and listed in the Summary Compensation Table are eight for Dr. Tow, nine for Dr. Ferguson, five for Mr. Sharkey, fourteen for Mr. DeSantis, one for Mr. Jobe, fifteen for Mr. Love and nine for Mr. Mitten. On January 2, 2000, we paid Dr. Ferguson $351,086 to satisfy our obligations to him under our Pension Plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Mr. Stanger as Chairman and Messrs. Botwinik, Harfenist, Symington and Tornberg. None of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.


                         STOCK PRICE PERFORMANCE GRAPH

                                          Cumulative Total Return
                               ------------------------------------------------
                               12/94     12/95   12/96   12/97   12/98   12/99

CITIZENS UTILITIES COMPANY     100.00   108.15   98.01   90.20   77.24   136.99
DOW JONES INDUSTRIAL AVERAGE   100.00   136.95  176.26  220.11  260.01   330.75
DOW JONES UTILITIES AVERAGE    100.00   131.98  143.99  177.11  210.54   197.86

The chart above compares our common stock performance with the performance on the Dow Jones Industrial Average Index and the Dow Jones Utilities Average Index by valuing the annual changes in common stock prices from December 31, 1994 through December 31, 1999, as required by Securities and Exchange Commission rules. The chart above assumes in each case an initial investment of $100 on December 31, 1994 and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and persons holding more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership, reports of changes in ownership and annual reports of ownership of common stock and our other equity securities. Such directors, officers, and 10% stockholders are also required to furnish us with copies of all such filed reports.

     Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that all of our directors, executive officers and 10% shareholders timely filed all required reports under Section 16(a) in 1999.

                              AGREEMENTS WITH ELI


General

     We own 100% of the outstanding Class B Common Stock of ELI, which represents approximately 97% of the combined voting power of all of the outstanding common stock of ELI. Leonard Tow, our Chairman of the Board and Chief Executive Officer, is the Chairman of the Board of ELI. Rudy J. Graf, our President and Chief Operating Officer as of October 11, 1999 became the Chief Executive Officer and a director of ELI on November 23, 1999. Robert J. DeSantis, our Chief Financial Officer, is Chief Financial Officer of ELI. David
B. Sharkey, one of our Vice Presidents and an executive officer, is the President and Chief Operating Officer and a director of ELI, Scott N. Schneider, our Executive Vice President is Executive Vice President and a director of ELI. Stanley Harfenist and Robert Stanger, our directors, are also directors of ELI.

     Our relationship with ELI is governed by agreements entered into with ELI in connection with its initial public offering, including an Administrative Services Agreement, a Tax Sharing Agreement, an Indemnification Agreement, a Customers and Service Agreement and a Registration Rights Agreement, the material terms of which are described below.


Administrative Services Agreement

     The Administrative Services Agreement provides for us to render certain financial management services, information services, legal and contract services, human resources services and corporate planning services to ELI. Under the terms of the Administrative Services Agreement, all of the services are rendered by us subject to the oversight, supervision and approval of ELI, acting through its board of directors.

     The administrative costs payable by ELI to us pursuant to the Administrative Services Agreement are not expected to exceed the fees that would be paid if such services were to be provided by an independent third party.

     The Administrative Services Agreement will terminate on December 31, 2005, unless earlier terminated by us or by ELI. The Administrative Services Agreement will be automatically renewed for additional terms of two years unless either party gives at least six months' written notice before a scheduled termination date. The Administrative Services Agreement can be terminated upon a material breach and will be terminated upon a change of control of ELI. Pursuant to the Administrative Services Agreement, $6,689,000 in fees were payable to us for 1999 by ELI, excluding reimbursements for costs.



Tax Sharing Agreement

     As ELI is included in our consolidated income tax group, ELI's federal income tax liability is included in the consolidated federal income tax liability of us and our subsidiaries. ELI is also included with some subsidiaries in combined, consolidated or unitary income tax groups for state and local tax purposes. We and ELI are parties to a federal, state and local tax-sharing agreement. Pursuant to the Tax Sharing Agreement, we and ELI make payments between us such that, with respect to any period, the amount of taxes to be paid by ELI, subject to certain adjustments, will generally be determined as though ELI were to file separate federal, state and local income or franchise tax returns (including, except as provided below, any amounts determined to be due as a result of a re-determination of our tax liability arising from an audit or otherwise). ELI is responsible for any tax liability due any foreign jurisdiction arising from its business activities. The Tax Sharing Agreement will remain in effect so long as any taxing jurisdiction requires the filing of a combined tax return by both ELI and us.

     We have sole and exclusive responsibility for (i) preparing any tax returns (including amended returns or claims for refund) of ELI; (ii) representing ELI with respect to any tax audit or tax contest; (iii) engaging outside counsel and accountants with respect to tax matters regarding ELI; and
(iv) performing such other acts and duties with respect to ELI's tax returns as we determine is appropriate. The amounts that ELI will pay under the Administrative Services Agreement will encompass reimbursement to us for all direct and indirect costs and expenses incurred with respect to ELI's share of the overall costs and expenses incurred by us with respect to tax related services.

     Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between us and ELI, during the period in which ELI is included in our consolidated group, ELI could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of our consolidated group.


Indemnification Agreement

     We and ELI are parties to an indemnification agreement. The
Indemnification Agreement provides that ELI will indemnify us for any liabilities incurred by us under any guarantees of ELI's obligations or liabilities of ELI and that ELI will pay us for our direct costs, if any, of maintaining such guarantees.


Registration Rights Agreement

     We and ELI are parties to a Registration Rights Agreement. The Registration Rights Agreement provides that, upon our request, ELI, at its expense, will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of common stock (and any other securities issued in respect of or in exchange therefor) held by us for sale in accordance with ELI's intended method of disposition thereof and will take such other actions necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. We will also have the right, at our expense, to include the shares of common stock held by us in certain other registrations of common equity securities of ELI initiated by ELI on its own behalf or on behalf of its other shareholders.


Customers and Service Agreement

     We and ELI are parties to a Customers and Service Agreement. The Customers and Service Agreement contains provisions prohibiting ELI from competing with us for customers in our existing service areas and in certain new lower density territories which we were or will be first to enter after ELI's initial public offering. We have agreed that we will not compete with ELI in the service territories in which we provided services prior to ELI's initial public offering and in certain new higher density territories which ELI was or will be first to provide services after ELI's initial public offering. Neither we nor ELI may solicit an existing wholesale customer of the other company for services which such customer is currently receiving under contract from the other company. The relevant provisions were intended to permit ELI to continue all activities in which it engaged prior to its initial public offering, and to expand into related markets. The Customers and Service Agreement will remain in effect until we cease to own a majority of the voting interest of the capital stock of ELI or our designees cease to constitute a majority of ELI's directors.


Citizens' Guarantees of ELI's Obligations

     Lease


     In June 1995, ELI entered into agreements to lease certain equipment to be constructed for ELI. The lessor has agreed to commit up to a maximum of $110,000,000 of the cost of purchasing and installing the equipment. Rental obligations for the equipment commenced in June 1995, and, with renewal options, will expire on April 30, 2002. We have guaranteed all obligations of ELI under the Lease and ELI is required to pay us a guarantee fee of 3.25% per year of the amount of the lessor's investment in the leased assets. At December 31, 1999, $110,000,000 was outstanding on the lease.


     Credit Facility


     On November 2, 1997, ELI entered into a five year, $400 million revolving credit facility with Citibank, as agent for a group of lending banks. We have agreed to guarantee all debt obligations under the credit facility. The credit facility requires that we maintain a minimum net worth of at least $1 billion and continue to own at least 51% of the outstanding common stock of ELI. ELI has agreed to pay us a guarantee fee at a rate of 3.25% per year based on the average balance outstanding. At December 31, 1999, ELI had outstanding loans payable to Citibank in the amount of $260 million.

     ELI Senior Unsecured Notes


     In April 1999, ELI completed an offering of $325 million of five-year senior unsecured notes. The notes have an annual interest rate of 6.05% and will mature on May 15, 2004. We have guaranteed the payment of principal, any premium and interest on the notes when due. ELI has agreed to pay us a guarantee fee at a rate of 4.0% per year based on the average outstanding balance. At December 31, 1999, ELI had $325 million principal amount of these notes outstanding.


     For 1999, the amount payable to us by ELI was $19.8 million in fees for guarantees to ELI under the lease, the revolving credit facility and the senior unsecured notes.


Refinancing of Obligations


     We and ELI have agreed that, if we intend to reduce our economic interest in ELI to less than 51%, we will be entitled to request ELI to refinance its obligations under the lease and the Credit Facility and ELI will be obligated to use its best efforts to do so. This refinancing would occur when we reduce our economic interest in ELI to less than 51%.


Telecommunications Services


     Citizens Communications has transactions in the normal course of business with ELI. Our communications segment is an Incumbent Local Exchange Carrier ("ILEC") in certain markets in which ELI provides services. In order to provide services in those markets, ELI purchases access from our communications segment. ELI is charged the full-tariff rate for those services, which was $1,891,000 in 1999, representing usage-based charges for the services provided. Our communications segment purchases certain services from ELI at prevailing market rates. In 1999, ELI recognized revenue in the amount of $2,517,000 for these related party transactions.


Network Capacity Lease


     In 1996, ELI entered into an agreement to lease rights to fiber optic lines on ELI's network to us over 10 years for a monthly fee of $30,000.


     In 1999, ELI entered into an agreement to lease certain capacity on its network to us over 20 years. Performance under this agreement begins when services are activated during 2000. We paid ELI $6.5 million under this agreement in 1999.


Other


     In the future, additional transactions may occur and agreements may be reached between us and ELI in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties or other corporate opportunities, potential competitive business activities, payment of dividends, incurrence of indebtedness, guarantees, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administrative and services arrangements, and issuances or sales of capital stock of ELI.


             CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS


     On October 1, 1999, Century Communications Corporation merged with Adelphia Communications Corporation. Century was a cable television company of which Leonard Tow, our Chairman and Chief Executive Officer, was Chairman and Chief Executive Officer. In addition, Claire Tow, one of our directors, was a Senior Vice President and a director of Century. We owned 1,807,095 shares of Century Class A Common Stock. Under this merger agreement, our Century Class A Common shares were exchanged for $10,832,000 in cash and 1,206,705 shares of Adelphia Class A Common Stock (for a total market value of $79,600,000 based on Adelphia's October 1, 1999 closing price of $57.00).

     One of our subsidiaries, in a joint venture with a subsidiary of Century, owned and operated four cable television systems in southern California serving over 90,000 basic subscribers. In July 1999, we entered into a separate agreement with Adelphia to sell our interest in the joint venture. Under this agreement on October 1, 1999, we received approximately $27,700,000 in cash and 1,852,302 shares of Adelphia Class A Common Stock (for a total market value of $133,300,000 based on Adelphia's October 1, 1999 closing price of $57.00). In addition, Adelphia has assumed our interest in the debt of the joint venture. A management board on which we and Century were equally represented governed the joint venture. A subsidiary of Century managed the day-to-day operations of the systems.

     Fleischman and Walsh LLP, of which Aaron Fleischman (a director) is Senior Partner, performed legal services for us for which it was paid approximately $1,422,298 in 1999. We propose to retain Fleischman and Walsh during the current year.


      APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

     Our board of directors is submitting for stockholder approval an amendment to our Restated Certificate of Incorporation that will change our name to Citizens Communications Company.

     Recommendation and Vote Required

     Our board of directors recommends a vote to amend our Restated Certificate of Incorporation. Approval of the amendment to our Restated Certificate of Incorporation requires the affirmative vote of holders of a majority of the outstanding stock entitled to vote on the amendment at the annual meeting.


     On February 22, 2000, our board of directors approved an amendment to Article First of our Restated Certificate of Incorporation to change our name from "Citizens Utilities Company" to "Citizens Communications Company" in order to better reflect the nature of our activities as a communications business on a going-forward basis as a result of our disposition of our public services businesses that is currently in progress.


     The board of directors has determined that it is in our best interests to effect this name change. By approving this proposal, the stockholders will authorize the board to amend our Restated Certificate of Incorporation to reflect the name change. The amendment to the certificate of incorporation will take the following form:


             "Article First is hereby amended to read as follows:


       1. The name of the corporation is

                        CITIZENS COMMUNICATIONS COMPANY


       The date of filing of its original Certificate of Incorporation with the Secretary of State was November 12, 1935."


     We expect formal implementation of the name change with the Delaware Secretary of State to be completed no later than May 30, 2000, after stockholder approval. However, transitional uses of the name "Citizens Utilities Company" may continue for several months in order to minimize the risks of both vendor and customer confusion. Implementation costs during fiscal year 2000 are not expected to be material.


                                    GENERAL


     Representatives of KPMG LLP, our independent public accountants, are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                                 OTHER MATTERS


     Our management does not know of matters other than the foregoing that will be presented for consideration at the meeting.

                             STOCKHOLDER PROPOSALS

     For proposals, if any, to be considered for inclusion in the proxy materials for the 2000 annual meeting, they must be received by November 24, 2000. Under our Bylaws, if any stockholder intends to propose a nominee for director or the adoption or approval of any other matter by the stockholders at the annual meeting, the proponent must give written notice to us not earlier than January 1, 2001 nor later than February 15, 2001.

     The entire cost of soliciting management proxies will be borne by us. Proxies will be solicited by mail and may be solicited personally by our directors, officers or regular employees, who will not be compensated for these services. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus distribution costs and other expenses.

                                        By Order of the Board of Directors







                                        Charles J. Weiss
                                        Secretary

                  See Advance Registration Form on back cover.

                          Citizens Utilities Company
                      2000 Annual Meeting of Stockholders
                    10:00 a.m., Central Time, May 18, 2000



                           Hilton Minneapolis Towers
                            Minneapolis, Minnesota




                           ADVANCE REGISTRATION FORM
                      (for registered stockholders only)*

Attendance at the Annual Meeting is limited to Citizens' stockholders, or their authorized representatives, and our guests and employees. If you plan to attend or send a representative to the Annual Meeting, please notify us by completing the Advance Registration Form and mailing it, along with your proxy, in the enclosed envelope, or by sending us an electronic mail message to citizensproxy@czn.com.

You may view this proxy statement and our Annual Report at the following internet web site: www.onlineproxy.com/citizens/2000/index.asp. An Advance Registration Form may be submitted (for registered stockholders only)* by selecting the proxy statement, the Advanced Registration Form and then clicking on the Submit button, once you have completed the Form.




                            Cut off at dotted line.
--------------------------------------------------------------------------------
                            (Please type or print)

Stockholder's
Name

--------------------------------------------------------------------------------

Address

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

City -------------------------------------  State ---------------- Zip ---------


I am a Citizens stockholder. I am sending the following person as my representative:

--------------------------------------------------------------------------------
       (Admission card will be returned c/o the stockholder's address.)


--------------------------------------------------------------------------------
                            Stockholder's Signature

* If your shares are held in the name of any intermediary, please see instructions in the Chairman's letter (front cover of this proxy statement).


                                                                                                                    --------------
                                                                                                                    |  BULK RATE |
CITIZENS UTILITIES COMPANY                                                                                          |U.S. POSTAGE|
C/O Illinois Stock Transfer Company                                                                                 |    PAID    |
209 West Jackson Blvd., Suite 903                                                                                   | PERMIT #20 |
Chicago, Illinois 60606-6905                                                                                        | SANFORD, ME|
                                                                                                                    |    04073   |
                                                                                                                    --------------


                                       MAIL TO:




                                 PROXY FOR CITIZENS UTILITIES COMPANY ANNUAL MEETING OF STOCKHOLDERS
                                                       YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:             1.  By Internet
                                               2.  By telephone
                                               3.  By mail

See the reverse side of this sheet for instructions.


                            IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF THE
                                       ---
                                  PROXY CARD BELOW, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

                                                     ILLINOIS STOCK TRANSFER CO.
                                                209 WEST JACKSON BOULEVARD, SUITE 903
                                                       CHICAGO, ILLINOIS 60606

                                                       DETACH PROXY CARD HERE

------------------------------------------------------------------------------------------------------------------------------------

                                                     CITIZENS UTILITIES COMPANY
                                           Proxy Solicited on Behalf of Board of Directors
The undersigned hereby appoints Andrew N. Heine, John L. Schroeder and Robert D. Siff or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Utilities Company (the "Company") to be held on
Thursday, May 18, 2000, at 10:00 a.m., Central Daylight Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.

                                                  ------------------------
                                                  | Voter Control Number |     Signature: _______________________________________
                                                  |                      |
                                                  ------------------------     Signature: _______________________________________

                                                                                Date:  _____________________________________, 2000


                                                                                Note: Please sign exactly as name appears hereon.
                                                                                      Joint owners should each sign. When signing as
                                                                                      attorney, executor, administrator, trustee or
                                                                                      guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted "For" Proposal 1 and "For" Proposal 2.


VOTE BY INTERNET


VOTE BY INTERNET
Voting by Internet is quick, confidential and immediate. Just follow these easy steps:

1.    Read the accompanying Proxy Statement.
2.    Visit our Internet Voting Site at www.eproxyvote.com/ist-cuccb and follow the instructions on the screen.
                                        ----------------------------
3.    When prompted for your Voter Control Number, enter the number printed in the box on the front of your proxy card.

Please note that votes cast by Internet must be submitted prior to midnight, CDT, Tuesday, May 16, 2000.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.


                                   IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL
------------------------------------------------------------------------------------------------------------------------------------

VOTE BY TELEPHONE

Voting by telephone is quick, confidential and immediate. Just follow these easy steps:

1.       Read the accompanying Proxy Statement.
2.       Using a Touch-Tone telephone, call toll free 1.800.555.8140 and follow the instructions.
3.       When asked for your Voter Control Number, enter the number printed in the box on the front of your proxy card.

Please note that votes cast by telephone must be submitted prior to midnight, CDT, Tuesday, May 16, 2000.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.


                                  IF YOU VOTE BY TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY BY MAIL
------------------------------------------------------------------------------------------------------------------------------------

VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card and return it in the envelope provided.

If you plan to attend Citizens' Annual Meeting of Stockholders on May 18, 2000, complete the registration form on the back page of the Proxy Statement and return it in the envelope provided.




                                                       THANK YOU FOR YOUR VOTE
------------------------------------------------------------------------------------------------------------------------------------

Proposal 1  -- Election of Directors
                                                     Nominees:

  For             Withheld                           Norman I. Botwinik
  ___                ___                             Aaron I. Fleischman
 |   |              |   |                            Stanley Harfenist
 |___|              |___|                            Andrew N. Heine
                                                     John L. Schroeder
                                                     Robert D. Siff
For, except vote withheld from                       Robert A. Stanger
the following Nominee(s)                             Charles H. Symington, Jr.
                                                     Edwin Tornberg
_____________________________________                Claire L. Tow
                                                     Leonard Tow

Proposal 2
                                                                                      ___               ___               ___
Approve the Amendment to the Company's Certificate of Incorporation                  |   |             |   |             |   |
to change the Company's name to Citizens Communications Company                 For  |___|    Against  |___|    Abstain  |___|


                                                                                                                    --------------
                                                                                                                    |  BULK RATE |
PUTNAM INVESTMENTS                                                                                                  |U.S. POSTAGE|
DCPA                                                                                                                |    PAID    |
Citizens 401(k) Savings Plan                                                                                        | PERMIT #20 |
Location 33                                                                                                         | SANFORD, ME|
P. O. Box 9740                                                                                                      |    04073   |
Providence, RI  02940-9740                                                                                          --------------


                                       MAIL TO:



                                                    CITIZENS 401(k) SAVINGS PLAN
                                 PROXY FOR CITIZENS UTILITIES COMPANY ANNUAL MEETING OF STOCKHOLDERS
                                                       YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:             1.  By Internet
                                               2.  By telephone
                                               3.  By mail

See the reverse side of this sheet for instructions.


                            IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF THE
                                       ---
                                  PROXY CARD BELOW, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

                                                     ILLINOIS STOCK TRANSFER CO.
                                                209 WEST JACKSON BOULEVARD, SUITE 903
                                                       CHICAGO, ILLINOIS 60606

                                                       DETACH PROXY CARD HERE

------------------------------------------------------------------------------------------------------------------------------------

                                                    CITIZENS 401(k) SAVINGS PLAN
                                           Proxy Solicited on Behalf of Board of Directors
The undersigned hereby authorizes and directs Putnam Fiduciary Trust Company, as the Trustee under the Citizens 401(k) Savings Plan, to vote all shares of stock allocable to the undersigned under the provisions of the Plan and appoints Andrew N. Heine, John L.
Schroeder and Robert D. Siff or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Utilities Company (the "Company") to be held on Thursday, May 18, 2000, at 10:00 a.m., Central Daylight Time, and at any
adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed.


                                                  ------------------------
                                                  | Voter Control Number |     Signature: _______________________________________
                                                  |                      |
                                                  ------------------------     Signature: _______________________________________

                                                                                Date:  _____________________________________, 2000


                                                                                Note: Please sign exactly as name appears hereon.
                                                                                      When signing as attorney, executor,
                                                                                      administrator, trustee or guardian, please
                                                                                      give full title as such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted in the same proportion as the voted shares in the Citizens 401(k) Savings Plan.


VOTE BY INTERNET

VOTE BY INTERNET
Voting by Internet is quick, confidential and immediate. Just follow these easy steps:

1.    Read the accompanying Proxy Statement.
2.    Visit our Internet Voting Site at www.eproxyvote.com/ist-cuc4k and follow the instructions on the screen.
                                        ----------------------------
3.    When prompted for your Voter Control Number, enter the number printed in the box on the front of your proxy card.

Please note that votes cast by Internet must be submitted prior to midnight, CDT, Saturday, May 13, 2000.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.


                                   IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL
------------------------------------------------------------------------------------------------------------------------------------

VOTE BY TELEPHONE

Voting by telephone is quick, confidential and immediate. Just follow these easy steps:

1.    Read the accompanying Proxy Statement.
2.    Using a Touch-Tone telephone, call toll free 1.800.555.8140 and follow the instructions.
3.    When asked for your Voter Control Number, enter the number printed in the box on the front of your proxy card.

Please note that votes cast by telephone must be submitted prior to midnight, CDT, Saturday, May 13, 2000.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.


                                  IF YOU VOTE BY TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY BY MAIL
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VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card and return it in the envelope provided.

If you plan to attend Citizens' Annual Meeting of Stockholders on May 18, 2000, complete the registration form on the back page of the Proxy Statement and return it in the envelope provided.




                                                       THANK YOU FOR YOUR VOTE
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Proposal 1  -- Election of Directors                                                    Citizens 401(k) Savings Plan

                                                     Nominees:
  For             Withheld
  ___                ___                             Norman I. Botwinik
 |   |              |   |                            Aaron I. Fleischman
 |___|              |___|                            Stanley Harfenist
                                                     Andrew N. Heine
                                                     John L. Schroeder
                                                     Robert D. Siff
For, except vote withheld from                       Robert A. Stanger
the following Nominee(s)                             Charles H. Symington, Jr.
                                                     Edwin Tornberg
_____________________________________                Claire L. Tow
                                                     Leonard Tow

Proposal 2
                                                                                       ___               ___               ___
Approve the Amendment to the Company's Certificate of Incorporation                   |   |             |   |             |   |
to change the Company's name to Citizens Communications Company                  For  |___|    Against  |___|    Abstain  |___|

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